PACIFIC FUNDS

PF NB FASCIANO SMALL EQUITY FUND

(formerly named PF AIM Aggressive Growth Fund)

INFORMATION STATEMENT DATED DECEMBER 16, 2005

This statement provides information concerning a fund manager change for the PF AIM Aggressive Growth Fund (the “Fund”)

We are not asking you for a proxy and you are requested not to send us a proxy.

We previously advised you, via a supplement dated August 8, 2005 to Pacific Funds’ prospectus dated July 1, 2005, that the Pacific Funds’ Board of Trustees (the “Board”) voted to change managers for the above-noted Fund. The procedure for replacing fund managers was authorized by an exemptive order issued to Pacific Life by the Securities and Exchange Commission (“SEC”) on October 13, 1999. The additional information provided herein concerning the manager change is being provided pursuant to the procedure contained in that order.

I.	Background

At a meeting held on June 8, 2005, the Board, including a majority of the Independent Trustees (Trustees who are not “interested persons” of the Pacific Funds), approved a change in the name of the PF AIM Aggressive Growth Fund to the PF NB Fasciano Small Equity Fund effective October 1, 2005; approved Neuberger Berman Management Inc. (“Neuberger Berman”) to serve as the new fund manager of the Fund, effective October 1, 2005; and approved a new fund management agreement with Neuberger Berman (the “Agreement”). In connection with this matter, also at the June 8, 2005 meeting, the Board terminated the fund management agreement for the Fund with A I M Capital Management, Inc. (“AIM”) as of September 30, 2005 due to the Fund’s underperformance in comparison to its peers. Neuberger Berman’s appointment as fund manager was made in accordance with the SEC exemptive order noted above and does not require shareholder approval.

II.	Board Consideration of the New Fund Management Agreement

The Board evaluated the Agreement principally with reference to the factors described below. The Board also considered the various screening processes that Pacific Life Insurance Company (“Pacific Life”) utilizes in proposing a new fund manager, including screening for qualified firms through the use of quantitative data and information gathered from independent third-party databases, as well as the conduct of due diligence on the investment resources and personnel of a fund manager and assessing the investment strategies used by a fund manager, including in some instances, on-site visits to a fund manager’s place of business.

The Board also noted that the fees payable under the Agreement are paid by Pacific Life and negotiated by Pacific Life, and therefore are the result of arms’-length negotiations.

In evaluating the Agreement, the Board, including the Independent Trustees, considered the following factors, among others:

A.	Nature, Extent and Quality of Services to be Provided

The Board considered the benefits to shareholders of retaining Neuberger Berman, particularly in light of the nature, extent and quality of the services to be provided by Neuberger Berman. The Board considered the quality of the management services expected to be provided to the Fund over both the short-term and long-term, the organizational depth and resources of Neuberger Berman, including the background and experience of Neuberger Berman’s management and the expertise of Neuberger Berman’s fund management team, as well as the investment methodology to be used by Neuberger Berman. The Board reviewed the qualifications, backgrounds and responsibilities of the fund management personnel who would be responsible for the day-to-day management of the Fund. The Board also considered that Pacific Funds’ Chief Compliance Officer (“CCO”) would review Neuberger Berman’s compliance operations, including the assessment of Neuberger Berman’s compliance program as required under Rule 38a-1 of the 1940 Act and Neuberger Berman’s code of ethics prior to the effectiveness of the Agreement. The Board also noted that Neuberger Berman agreed to cooperate with the CCO in reviewing its compliance operations. The Board concluded it was satisfied with the nature, extent and quality of the management services to be provided by Neuberger Berman.

In making these assessments, the Board took note of the due diligence Pacific Life conducted with respect to Neuberger Berman, and was aided by the assessments and recommendations of Pacific Life and the materials provided by Neuberger Berman. The Board also considered that Pacific Life has historically exercised diligence in monitoring the performance of Pacific Funds’ fund managers, and has taken and recommended measures to attempt to remedy relative underperformance by a fund when Pacific Life and the Board believed appropriate.

B.	Performance

The Board considered information about the historical performance of account advised by Neuberger Berman that had substantially similar investment strategies to the Fund, as well as information comparing the performance of Neuberger Berman’s comparable account with the performance of the Fund for one-year and three-year periods, and found that the comparable account had underperformed the prior fund manager of the Fund over the one-year period but had outperformed the prior fund manager over the three-year period. The Board also considered the performance of Neuberger Berman’s comparable account against a pertinent benchmark, noting that the comparable account had underperformed the benchmark during the one-year and three-year periods, but had outperformed the benchmark during the five-year and ten-year periods.

The Board also noted that Neuberger Berman had been retained by Pacific Life with a view to the use of the Fund as an underlying fund for the Pacific Funds’ Portfolio Optimization Models, and noted that the change in the Fund’s strategy from small to mid-capitalization growth to small-capitalization growth was expected to enhance the Portfolio Optimization Models. The Board also considered the need for Neuberger Berman to adhere to its investment mandates, which could at times have an impact on the Fund’s performance. The Board determined that Neuberger Berman’s performance record was acceptable and that Neuberger Berman should be engaged to manage the Fund’s assets.

C.	Fund Management Fee

In assessing the fund management fees to be charged by the Fund, the Board compared the fees to be paid under the Agreement to the fund management fees that were paid to the Fund’s prior fund manager. The Board noted that although there was an increase in the fees to be paid by Pacific Life under the Agreement in comparison to the fees paid to the Fund’s prior fund manager, the advisory fee schedule to be paid to Pacific Life under the Pacific Funds’ Advisory Agreement would remain the same. The Board also noted that the fund management fee payable under the Agreement contained breakpoints, which would cause the amount of the fee paid by Pacific Life to be reduced as the Fund’s asset levels rose. The Board also considered information regarding the advisory and sub-advisory fees paid by other accounts managed by Neuberger Berman. The Board noted that the fees payable under the Agreement are comparable to the advisory and sub-advisory fees paid by other accounts managed by Neuberger Berman.

The Board was mindful that the fee rates were the result of arms-length negotiations between Pacific Life and Neuberger Berman, and that the Fund’s fund management fees are paid by Pacific Life and are not paid directly by the Fund. In light of these factors, the Board determined that the fees under the Agreement were reasonable.

D.	Profitability to the Fund Manager and Other Benefits

The Board considered the estimated profitability of the Agreement with Neuberger Berman to the extent practicable based on the financial information provided by Neuberger Berman. The Board noted that generally it is difficult to accurately determine or evaluate the profitability of Neuberger Berman because Neuberger Berman manages substantial assets and, further, that any such assessment would involve assumptions regarding Neuberger Berman’s asset allocation policies, capital structure, cost of capital, business mix and other factors. The Board noted that Neuberger Berman represented that it would pay soft dollars for research services in certain circumstances, and that the use of broker-dealers affiliated with Neuberger Berman would benefit Neuberger Berman to the extent commissionable transactions are effected by such affiliated broker-dealers. The Board concluded that any potential benefits to be derived by Neuberger Berman from its relationship with the Fund included benefits which were consistent with those generally derived by sub-advisers to mutual funds or were otherwise not unusual. The Board also concluded that at the current time, given the Fund’s asset levels, the current fee structure reflected in the Agreement was reasonable.

E.	Economies of Scale

The Board considered the extent to which economies of scale would be realized as assets of the Fund grow. The Board noted that the expense limitation agreement that is in place for Pacific Funds has resulted in substantial savings of expenses for the Fund. The Board concluded that at the current time, given the recent organization of Pacific Funds and the Fund’s asset levels, the current fee structure reflected in the Agreement was appropriate.

After consideration of these factors, the Board found that: (i) the compensation payable under the Agreement bears a reasonable relationship to the services to be rendered and is fair and reasonable; and (ii) the Agreement is in the best interests of the Fund and its shareholders.

III.	The New Fund Management Agreement

The Agreement is substantially similar to the prior fund management agreement with respect to the Fund, other than with respect to the identity of the fund manager and the sub-advisory fee schedule. Neuberger Berman will, subject to the supervision of Pacific Life, provide a continuous investment program for the Fund and determine the composition of the assets of the Fund, including the determination of the purchase, retention, or sale of securities, cash and other investments in accordance with the Fund’s investment objectives, policies and restrictions. Neuberger Berman bears the expenses of its own staff for its activities in connection with the services provided under the Agreement. The Fund is responsible for its own expenses including, but not limited to, investment advisory fees, administration fees, custody fees, brokerage and transaction expenses, fees for pricing services, registration fees and costs of regulatory compliance, and fees for professional services, including legal and auditing services. Neuberger Berman is not subject to any liability, nor subject to any damages, for expenses or losses in connection with, any act or omission connected with or arising out of any services rendered under the Agreement, except by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties under the Agreement or by reason of Neuberger Berman’s reckless disregard of its obligations and duties under the Agreement. The Agreement will continue in effect for a period of two years from the effective date, and will continue from year to year thereafter, subject to approval annually by the Board of Trustees or by the shareholders of the Fund and also, in either event, approval of a majority of the Independent Trustees. The Agreement may be terminated without penalty at any time by any of the parties upon 60 days’ prior written notice to the other parties.

There is no change to the advisory fee paid by the Fund to Pacific Life. The fund management fee paid by Pacific Life to Neuberger Berman is at a rate equal on an annual basis to 0.60% of the average daily net assets of the Fund, with scheduled marginal reductions (break points) at certain average daily net asset levels of the Fund. The fund management fee paid by Pacific Life through September 30, 2005 to the previous fund manager of the Fund (AIM) pursuant to a fund management agreement dated July 1, 2001, as amended, was a rate of 0.50% of the average daily net assets of the Fund, with scheduled marginal reductions (break points) at certain combined average daily net asset levels of the Fund. For the period April 1, 2004 through March 31, 2005, the fund management fees paid or owed by Pacific Life for the Fund totaled $52,453. Had the new fund management fee been in effect for that same time period, the fund management fees paid or owed by Pacific Life would have been $50,343, which would have represented a decrease in such fees paid by Pacific Life of 4%. For the fiscal year ended March 31, 2005, the Fund did not pay any brokerage commissions to any affiliated brokers.

IV.	Information Regarding Neuberger Berman

Neuberger Berman was founded in 1939. As of September 30, 2005, Neuberger Berman managed approximately $100 billion. The principal business address of Neuberger Berman is 605 Third Avenue, New York, NY 10158. Neuberger Berman is indirectly wholly owned by Lehman Brothers Holdings, Inc., which has offices at 745 Seventh Avenue, New York, NY 10019. Neuberger Berman acts as investment adviser to the following registered investment companies, which have a similar objective to the Fund:

Fund	Net
Name	Assets(1)	Compensation Rate	Waived/Reduced

Neuberger Berman Fasciano Fund	$547 million	0.85% of the first $500 million of average daily net assets; 0.825% of the next $500 million; 0.80% of the next $500 million; 0.775% of the next $500 million; 0.75% of the next $500 million; and 0.725% of average daily net assets in excess of $2.5 billion	Neuberger Berman has contractually undertaken to reimburse the Adviser Class of the fund so that the total operating expenses are limited to 1.90% per annum of average daily net assets, until August 31, 2015. In addition, Neuberger Berman has voluntarily undertaken to reimburse the Advisor Class so that the total annual operating expenses are limited to 1.50% per annum of average daily net assets.

AMT Fasciano Portfolio	$18 million	0.85% of the first $500 million of average daily net assets; 0.825% of the next $500 million; 0.80% of the next $500 million; 0.775% of the next $500 million; 0.75% of the next $500 million; and 0.725% of average daily net assets in excess of $2.5 billion	NB Management has contractually undertaken to limit the expenses of S Class shares through December 31, 2008 by reimbursing total operating expenses that exceed, in the aggregate 1.40%.

AST Small Cap Growth Portfolio	$95 million(2)	0.50% on first $100 million of average daily net assets; 0.45% on next $200 million of average daily net assets; 0.40% on average daily net assets over $300 million(3)	None

Prudential Series Fund SP Small Cap Growth Portfolio	$67 million	0.50% on first $100 million of average daily net assets; 0.45% on next $200 million of average daily net assets; 0.40% on average daily net assets over $300 million(3)	None

RSI Retirement Trust Emerging Growth Equity Fund	$23 million	0.80%	None

Pacific Select Fund Fasciano Small Equity Portfolio	$540 million(4)	0.60% on first $100 million; 0.45% on next $400 million; 0.40% on excess	None

(1)	As of September 30, 2005.

(2)	Neuberger Berman began serving as sub-adviser to the portfolio on April 28, 2005.

(3)	Assets of the AST Small Cap Growth Portfolio managed by Neuberger Berman will be aggregated with the assets of the Prudential Series Fund, Inc. — SP Small Cap Growth Portfolio managed by Neuberger Berman for purposes of the fee calculation.

(4)	Neuberger Berman began serving as sub-adviser to the portfolio on May 1, 2005.

The directors and executive officers of Neuberger Berman are: Jeffrey B. Lane, Director; Jack L. Rivkin, Director and Officer; and Peter E. Sundman, Director and Officer. None of these executive officers have substantial business, profession, vocation or employment other than their positions with Neuberger Berman, its subsidiaries and affiliates. The address of Neuberger Berman and the business address of Messrs. Lane, Rivkin, and Sundman is Neuberger Berman Management Inc., 605 Third Avenue, New York, NY 10158.

The annual report for the Fund for the fiscal year ended March 31, 2005 has previously been sent to shareholders. That report and any more current semi-annual reports are available upon request without charge by contacting Pacific Funds by:

Regular mail: Pacific Funds, P.O. Box 9768, Providence, RI 02940-9768
Express mail: Pacific Funds, 101 Sabin Street, Pawtucket, RI 02860
Phone: 1-800-722-2333
Internet: www.PacificLife.com

Pacific Funds’ investment adviser and administrator is Pacific Life Insurance Company, 700 Newport Center Drive, Newport Beach, CA 92660.

Pacific Funds’ distributor is Pacific Select Distributors, Inc., 700 Newport Center Drive, P.O. Box 9000, Newport Beach, CA 92660.

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